Exhibit 99

SLB Announces First-Quarter 2023 Results

•	Revenue of $7.7 billion increased 30% year on year

•	GAAP EPS of $0.65 increased 81% year on year

•	EPS, excluding charges and credits, of $0.63 increased 85% year on year

•	Net income attributable to SLB of $934 million increased 83% year on year

•	Adjusted EBITDA of $1.8 billion increased 43% year on year

•	Cash flow from operations was $330 million

•	Board approved quarterly cash dividend of $0.25 per share

RIO DE JANEIRO, April 21, 2023—SLB (NYSE: SLB) today announced results for the first-quarter 2023.

First-Quarter Results

	(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Mar. 31, 2023	Dec. 31, 2022	Mar. 31, 2022	Sequential	Year-on-year
Revenue	$7,736	$7,879	$5,962	-2%	30%
Income before taxes - GAAP basis	$1,161	$1,347	$638	-14%	82%
Income before taxes margin - GAAP basis	15.0%	17.1%	10.7%	-208 bps	432 bps
Net income attributable to SLB - GAAP basis	$934	$1,065	$510	-12%	83%
Diluted EPS - GAAP basis	$0.65	$0.74	$0.36	-12%	81%
Adjusted EBITDA*	$1,788	$1,921	$1,254	-7%	43%
Adjusted EBITDA margin*	23.1%	24.4%	21.0%	-127 bps	208 bps
Pretax segment operating income*	$1,391	$1,557	$894	-11%	56%
Pretax segment operating margin*	18.0%	19.8%	15.0%	-178 bps	298 bps
Net income attributable to SLB, excluding charges & credits*	$906	$1,026	$488	-12%	86%
Diluted EPS, excluding charges & credits*	$0.63	$0.71	$0.34	-11%	85%
Revenue by Geography
International	$5,985	$6,194	$4,632	-3%	29%
North America	1,698	1,633	1,282	4%	32%
Other	53	52	48	n/m	n/m

	$7,736	$7,879	$5,962	-2%	30%

*	These are non-GAAP financial measures. See sections titled ”Charges & Credits”, “Divisions”, and “Supplemental Information” for details.

n/m = not meaningful

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2023	Dec. 31, 2022	Mar. 31, 2022	Sequential	Year-on-year
Revenue by Division
Digital & Integration	$894	$1,012	$857	-12%	4%
Reservoir Performance	1,503	1,554	1,210	-3%	24%
Well Construction	3,261	3,229	2,398	1%	36%
Production Systems	2,207	2,215	1,604	—	38%
Other	(129)	(131)	(107)	n/m	n/m

	$7,736	$7,879	$5,962	-2%	30%

Pretax Operating Income by Division
Digital & Integration	$265	$382	$292	-31%	-9%
Reservoir Performance	242	282	160	-14%	52%
Well Construction	672	679	388	-1%	73%
Production Systems	205	238	114	-14%	80%
Other	7	(24)	(60)	n/m	n/m

	$1,391	$1,557	$894	-11%	56%

Pretax Operating Margin by Division
Digital & Integration	29.6%	37.7%	34.0%	-810 bps	-440 bps
Reservoir Performance	16.1%	18.2%	13.2%	-207 bps	291 bps
Well Construction	20.6%	21.0%	16.2%	-44 bps	444 bps
Production Systems	9.3%	10.8%	7.1%	-148 bps	217 bps
Other	n/m	n/m	n/m	n/m	n/m

	18.0%	19.8%	15.0%	-178 bps	298 bps

n/m = not meaningful

Strong Growth and Broad-Based Attributes

SLB CEO Olivier Le Peuch commented, “I am very pleased with our start to 2023. We delivered strong year-over-year revenue growth and margin expansion at a scale that instills further confidence in our full-year financial ambition. The quarter was defined by strong activity dynamics offshore and in the broader international basins, most notably in Well Construction and Production Systems.

“Compared to the same period last year, revenue grew 30%; adjusted EBITDA increased 43%; EPS—excluding charges and credits—increased 85%; and pretax segment operating margin expanded 298 basis points (bps). All Divisions grew, both in North America and in the international markets, reflecting the strength of our portfolio across geographies and business lines. Revenue growth surpassed rig count growth both in North America and internationally—representing the highest year-on-year quarterly growth in more than a decade.

“Sequentially, revenue grew 4% in North America, our eighth consecutive quarter of growth, benefiting from our exposure to the most resilient basins and market segments. Internationally, the sequential revenue decline was less pronounced than historical trends as seasonal effects were partially offset by robust activity gains.

“We continue to see positive pricing as our performance differentiates, technology adoption increases, contract terms are adjusted to offset inflation, and service capacity continues to tighten in key international markets. In this environment, our customers are more actively collaborating with us to improve their operational performance, attain decarbonization objectives, and lower overall costs through the increased use of our differentiated technologies.

“First-quarter cash flow from operations was $330 million, reflecting the seasonal first-quarter buildup of working capital that will support our anticipated growth for the year and the payment of our annual incentives. Free cash flow generation is expected to accelerate throughout the year, consistent with historical trends.

Great Start to the Year Anchored on a Very Solid Core

“Year over year, our Core Divisions collectively grew by 34% and expanded operating margins by more than 300 bps. Each of the three Core Divisions delivered very strong growth and expanded margins—driven by increased activity, pricing, and technology adoption.

“In our Core, we continue to leverage the industry’s most comprehensive technology portfolio with disruptive fit-for-basin technologies, advanced digital solutions, and an unmatched ability to integrate across the entire value chain—from subsurface to midstream.

“In our Digital & Integration Division, digital sales posted strong year-on-year growth that is on track with our strategic ambition as we continue to secure new contracts and accelerate cloud and edge solutions. However, the increase in digital sales during the quarter was largely offset by a decline in Asset Performance Solutions (APS) revenue, arising from production interruptions in Ecuador and lower revenue from our Palliser asset in Canada.

A Resilient Cycle—Powered by the International and Offshore Markets

“Looking at the macro, we maintain our very constructive multiyear outlook as the upcycle attributes and key activity drivers continue to evolve very positively. The international and offshore markets continue to experience a strong resurgence of activity driven by resilient long-cycle development and capacity expansion projects. In contrast, the North American land market, which has led this upcycle in the early innings, could potentially result in an activity plateau in 2023 due to lower gas prices and capital restraint by private E&P operators.

“On balance, the global activity outlook for the full year remains very solid. Through the first quarter, the resilience, breadth, and durability of this upcycle have become more evident, particularly in the international markets. These attributes are highlighted by the following factors.

“First, there is broader recognition of the positive long-term demand outlook for oil and gas and the potential for a stronger demand rebound in the second half of the year. In addition, recent OPEC+ decisions continue to keep commodity prices at supportive levels—providing operators increased confidence to execute their projects.

“Second, broad-based investments to expand oil capacity and diversify gas supply have been reinforced by the capex plans recently announced by major IOCs and NOCs. Most of the announced budgets highlight a significant increase in spending that supports multiyear activity growth in key resource basins all over the world. In fact, we expect investments will become even more extensive internationally as the pursuit of supply diversity remains a global priority and gathers greater urgency.

“And third, the durability of the current cycle is underscored by the nature of the ongoing investments with the emergence of gas as a long-term energy transition fuel and enabler of energy security, the prominence of long-cycle projects, and the pivot to the Middle East and offshore basins as the anchors of supply growth. Finally, the return of global exploration and appraisal will likely extend this cycle of investment for a number of years.

“Taken together, these market dynamics play to our strengths and create an advantaged position for SLB. Our strategy, global footprint, unique integration capabilities, and portfolio actions have strengthened our ability to support our customers.

Sequential Revenue Growth and Margin Expansion Ahead

“Looking ahead to the second quarter, we expect strong growth with seasonal recovery in the Northern Hemisphere, capacity expansion projects in the Middle East that are in various stages of ramp-up, and robust activity in Asia and Sub-Sahara Africa. This growth scenario provides support for broad sequential margin expansion across the Divisions and geographies.

“I am excited about our start to the year, which gives us even further confidence in our full-year 2023 and through-cycle targets. We are laser-focused on execution, supporting our customers, and delivering on our goals for the year.

“I would like to thank our team for delivering these strong results and performing for our customers and stakeholders.”

Other Events

During the quarter, SLB repurchased approximately 4.4 million shares of its common stock at an average price of $52.65 per share for a total purchase price of $230 million.

On February 3, 2023, SLB completed the acquisition of Gyrodata Incorporated, a global company specializing in gyroscopic wellbore positioning and survey technology. The transaction incorporates Gyrodata’s wellbore placement and surveying technologies within SLB’s Well Construction business, further enhancing its ability to deliver innovative drilling solutions to customers.

On April 20, 2023, SLB’s Board of Directors approved a quarterly cash dividend of $0.25 per share of outstanding common stock, payable on July 13, 2023, to stockholders of record on June 7, 2023.

First-Quarter Revenue by Geographical Area

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2023	Dec. 31, 2022	Mar. 31, 2022	Sequential	Year-on-year
North America	$1,698	$1,633	$1,282	4%	32%
Latin America	1,617	1,619	1,204	—	34%
Europe & Africa	1,974	2,067	1,404	-5%	41%
Middle East & Asia	2,394	2,508	2,024	-5%	18%
Eliminations & other	53	52	48	n/m	n/m

	$7,736	$7,879	$5,962	-2%	30%

International	$5,985	$6,194	$4,632	-3%	29%
North America	$1,698	$1,633	$1,282	4%	32%

n/m = not meaningful

International

Revenue in Latin America of $1.6 billion increased 34% year on year due to robust drilling activity and improved pricing, higher sales of offshore production systems in Brazil and Guyana, and increased stimulation work in Argentina. Sequentially, revenue was essentially flat as higher drilling activity was offset by reduced APS revenue in Ecuador due to production interruptions.

Europe & Africa revenue of $2.0 billion grew 41% year on year primarily from higher sales of production systems in Europe and Scandinavia and increased exploration and production activity offshore Africa. Sequentially, revenue decreased 5% primarily driven by Russia. Excluding Russia, revenue grew 2% sequentially due to higher drilling activity from new projects in Angola, Gabon, and Namibia and increased sales of production systems in Europe.

Revenue in the Middle East & Asia of $2.4 billion increased 18% year on year due to higher drilling, intervention, and evaluation activity in Saudi Arabia, United Arab Emirates, Qatar, and Oman and across Southeast Asia and Australia. Sequentially, revenue decreased 5% due to seasonally lower activity in Asia, weather-impacted stimulation activity in Saudi Arabia, and reduced sales of production systems across the area following the strong year-end sales in the previous quarter.

North America

North America revenue of $1.7 billion grew 32% year on year due to strong land and offshore drilling and higher sales of production systems. US land revenue increased, driven by Well Construction revenue growth that outperformed the rig count growth, in addition to higher Production Systems revenue. North America offshore revenue grew due to increases in drilling activity, exploration data licensing sales, and sales of subsea production systems in the US Gulf of Mexico. Sequentially, North America revenue increased 4% due to higher land and offshore drilling and increased sales of subsea production systems, which were partially offset by lower APS revenue in Canada. Revenue from both Well Construction and Production Systems grew 9% sequentially.

First-Quarter Results by Division

Digital & Integration

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2023	Dec. 31, 2022	Mar. 31, 2022	Sequential	Year-on-year
Revenue
International	$642	$723	$631	-11%	2%
North America	251	288	225	-13%	11%
Other	1	1	1	n/m	n/m

	$894	$1,012	$857	-12%	4%

Pretax operating income	$265	$382	$292	-31%	-9%
Pretax operating margin	29.6%	37.7%	34.0%	-810 bps	-440 bps

n/m  =  not meaningful

Digital & Integration revenue of $894 million increased 4% year on year as a result of continued growth in digital sales and increased exploration data license sales in the US Gulf of Mexico, which were partially offset by lower revenue from APS projects.

Sequentially, revenue declined 12% due to lower revenue from APS projects and seasonally lower sales of digital and exploration data licenses following strong year-end sales. The APS revenue decline resulted primarily from a temporary production interruption in our projects in Ecuador due to a pipeline disruption. Additionally, lower commodity prices impacted our project in Canada.

Digital & Integration pretax operating margin of 30% decreased 440 bps year on year as the continued growth in digital sales was more than offset by lower APS revenue.

Sequentially, pretax operating margin decreased eight percentage points due to seasonally lower sales of digital and exploration data licenses and lower APS revenue. Pretax operating margin is expected to expand next quarter on higher digital sales and increased revenue from APS projects.

Reservoir Performance

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2023	Dec. 31, 2022	Mar. 31, 2022	Sequential	Year-on-year
Revenue
International	$1,380	$1,430	$1,105	-3%	25%
North America	120	123	103	-2%	17%
Other	3	1	2	n/m	n/m

	$1,503	$1,554	$1,210	-3%	24%

Pretax operating income	$242	$282	$160	-14%	52%
Pretax operating margin	16.1%	18.2%	13.2%	-207 bps	291 bps

n/m = not meaningful

Reservoir Performance revenue of $1.5 billion grew 24% year on year due to increased intervention, evaluation, and stimulation services across all areas on land and offshore and from both exploration and production activity. More than 30% revenue growth was recorded both in Latin America, mainly from higher intervention activity, and in Europe & Africa, largely from new evaluation and stimulation projects.

Sequentially, revenue decreased 3% due to seasonal activity reductions in Europe and Asia, weather-impacted activity in the Middle East, and lower revenue in Russia. These declines were partially offset by strong evaluation activity in Latin America, while North America revenue was essentially flat.

Reservoir Performance pretax operating margin of 16% expanded 291 bps year on year with profitability improving across the international market driven by higher activity and improved pricing across evaluation, intervention, and stimulation.

Sequentially, pretax operating margin decreased 207 bps due to reduced profitability from the seasonal decline in stimulation activity internationally, primarily in the Northern Hemisphere, which more than offset the strong margin expansion in North America.

Well Construction

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2023	Dec. 31, 2022	Mar. 31, 2022	Sequential	Year-on-year
Revenue
International	$2,493	$2,522	$1,865	-1%	34%
North America	711	652	485	9%	47%
Other	57	55	48	n/m	n/m

	$3,261	$3,229	$2,398	1%	36%

Pretax operating income	$672	$679	$388	-1%	73%
Pretax operating margin	20.6%	21.0%	16.2%	-44 bps	444 bps

n/m = not meaningful

Well Construction revenue of $3.3 billion increased 36% year on year driven by strong activity and solid pricing improvements led by North America and Latin America, both of which grew more than 45%. Europe & Africa revenue increased 38% while Middle East & Asia revenue grew 24% year on year.

Double-digit revenue growth was recorded both on land and offshore in fluids, measurements, integrated well construction, drilling, and equipment sales.

Sequentially, revenue was slightly higher, driven by increased drilling, measurements, and integrated well construction activity, mainly on land and offshore North America; in Latin America, primarily in Mexico and Brazil; and offshore Africa. These increases were partially offset by lower revenue in Russia and seasonal reductions in Asia.

Well Construction pretax operating margin of 21% expanded 444 bps year on year with profitability improving in measurements, integrated drilling, equipment sales, and fluids across most areas driven by higher activity and improved pricing.

Sequentially, pretax operating margin was essentially flat as improved profitability in Latin America was offset by reduced margin in the Northern Hemisphere due to seasonality.

Production Systems

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2023	Dec. 31, 2022	Mar. 31, 2022	Sequential	Year-on-year
Revenue
International	$1,574	$1,638	$1,127	-4%	40%
North America	626	575	473	9%	32%
Other	7	2	4	n/m	n/m

	$2,207	$2,215	$1,604	—	38%

Pretax operating income	$205	$238	$114	-14%	80%
Pretax operating margin	9.3%	10.8%	7.1%	-148 bps	217 bps

n/m  =  not meaningful

Production Systems revenue of $2.2 billion increased 38% year on year driven by strong activity across all areas led by Europe & Africa and Latin America, which grew 63% and 50%, respectively. North America revenue increased 32% while Middle East & Asia revenue grew 11% year on year. Midstream, subsea, artificial lift sales, completions, and valves each recorded double-digit growth across North America and internationally.

Sequentially, revenue was flat. Strong sales of subsea production systems offshore North America and Trinidad, higher sales of valves in US land, and robust sales of midstream production systems in Europe were offset by lower revenue in the Middle East & Asia and Russia following the strong year-end sales of the previous quarter.

Production Systems pretax operating margin of 9% expanded 217 bps year on year mainly driven by higher artificial lift, surface, and subsea sales and execution efficiency as supply chain and logistics constraints continued to ease.

Sequentially, pretax operating margin contracted 148 bps as improved profitability from increasing activity, coupled with execution efficiency in North America, was more than offset by reduced margins in Europe & Africa and Asia due to seasonality and activity mix.

Quarterly Highlights

CORE

Contract Awards

SLB continues to win new long-cycle contracts for the Core Divisions, particularly in the Middle East and offshore basins. Notable highlights include the following:

•

Aramco and SLB signed a nine-year master services agreement in January 2023 for wireline and mud logging services, committing to a long-term partnership in energy innovation with a strong interest in technology development. Multiple unique SLB technologies will be deployed during the execution of the contract, including the Ora™ intelligent wireline formation testing platform, the ThruBit™ through-the-bit logging services, and the ReSOLVE™ instrumented wireline intervention service.

•

Petrobras and OneSubsea® entered into an agreement for Búzios 10 engineering, procurement, construction, and installation subsea production system scope. OneSubsea will provide subsea production systems equipment and associated services for four development phases of the deepwater Búzios Field offshore Brazil. The project scope includes 16 fit-for-purpose vertical subsea trees, control systems, and five subsea distribution units, as well as installation, commissioning, and services for the life of the field. The project will be supported by the OneSubsea Brazil Center of Excellence on Subsea Production Systems, which will drive in-country value across both equipment and service scopes. Located in the pre-salt area of the Santos Basin, Búzios is one of the world’s largest deepwater oil fields.

•

In a global tender exercise, Shell awarded all three deepwater outcome-based well services scopes of work for bundled well construction and reservoir evaluation services in Brazil, Egypt, and the Crux project in Australia to SLB. The individual scopes of work are planned to commence sequentially between May 2023 and the end of the year.

•

In Brazil, PRIO, one of the country’s largest independent oil producers, has awarded OneSubsea the engineering, procurement, and construction contract for a multiphase boosting system to support and accelerate production from the Wahoo-Frade floating production, storage, and offloading tieback, which will be the longest tieback in Brazil. The OneSubsea multiphase pump system was selected based on its proven performance delivering standardized subsea components with a TRL-7 technical readiness level that offer high system reliability and operational flexibility to support reservoir performance for the life of the field. OneSubsea’s selection was also due to its ability to expedite delivery to meet project deadlines.

•

Also in Brazil, Enauta has exercised a contract option with OneSubsea for a third multiphase boosting system to be integrated in its Atlanta full-field development. The expansion of the project leveraged the standardization of manufacturing and the project delivery process for both parties, resulting in an earlier delivery, improved logistics, and further consolidation of field activities to lower the overall field lifecycle cost.

Oil & Gas Decarbonization, New Technology, and Performance

SLB remains focused on developing and implementing technology solutions to deliver higher value with lower carbon emissions. Customers continue to make SLB the partner of choice for maximizing performance across reservoir evaluation, well construction, production, and integrated operations, all while operating more sustainably. Notable highlights include the following:

•

In the US, intelligent power management, one of the SLB Transition Technologies™ to decarbonize engine-generator (genset) operations, was deployed on a Unit Drilling Company super-spec BOSS rig with three gensets. During 56 consecutive days of rig operation, this automated software leveraged a rapid-response battery energy storage system to reduce total genset runtime by 1,186 hours, conserving 14,332 gallons of diesel fuel consumption while eliminating an associated 147 metric tons of CO2e emissions. The rig provided sufficient power from one genset during tophole drilling, tubular tripping, and various surface activities. This direct digital system runs the active genset at its optimal rating to increase energy efficiency, and the battery safely absorbs harsh transient power spikes, thereby extending genset reliability, all without the need for rig crew intervention.

•

During the quarter, SLB introduced the EcoShield™ geopolymer cement-free system that minimizes the CO2 footprint of a well’s construction. This innovative technology eliminates up to 85% of embodied CO2 emissions compared with conventional well cementing systems. The EcoShield system has the potential to avoid up to 5 million metric tons of CO2 emissions annually, the equivalent of removing 1.1 million cars from the road each year. The EcoShield system uses locally sourced natural materials and industrial waste streams in its composition, making it a far more sustainable well integrity method. The cement-free system can be deployed throughout various phases of the well life cycle, including abandonment, and across a range of field applications, including in corrosive environments.

•

Aker BP in Norway collaborated with SLB to deploy the Epilogue™ dual-string barrier evaluation on multiple wells to avoid excessive cement remediation. The results from the Epilogue dual-string barrier evaluation and a pressure test validated the presence of a barrier that complied with NORSOK regulations. The Epilogue dual-string barrier evaluation eliminated the need for removing the production tubing before the bond evaluation, thereby saving rig time and providing operational flexibility.

•

In Libya, SLB technology and processes enhanced production from the first six wells of a 25-well project for Sarir Oil Operations (SOO). The production enhancement workflow included project assessment, intelligent candidate selection, data processing, hypothesis validation, technology selection, and production enhancement execution. An integrated suite of production logging and pulsed-neutron technologies was deployed to identify sources of water. High-resistance through-tubing bridge plugs and specialized ultra-shear cement were used to shut off the water source in the high-pressure wells. The intervention campaign on these wells resulted in a 400% increase in oil production and reduction in water cut by 60%. The campaign allowed SOO to achieve its production increase objectives and to de-bottleneck produced water, thereby increasing overall field production.

•

Tailwind Energy Chinook Ltd deployed the world’s first dual MaxFORTE™ electric submersible pumps (ESPs) on their Orlando Field, North Sea, development well 3/03b-13Y. High-reliability and dual ESP completions are key enablers of production assurance offshore, where workover costs are high and scheduling ESP replacements is limited by rig availability and weather windows in the North Sea. Following commissioning, the MaxFORTE high-reliability ESP system operated at oil production rates greater than 4,000 barrels per day and continues its strong performance. This successful first application creates more opportunities for dual MaxFORTE ESP system installations offshore and subsea worldwide as countries aim to align energy delivery with domestic needs.

DIGITAL

SLB is deploying digital technology at scale, helping customers to measure and understand their data and leverage insights to drive innovation and elevate performance. Notable highlights include the following:

•

SLB was awarded a contract to develop and implement a control system and dynamic process simulation solution for Petrobras. This strategic multipurpose dynamic simulation (MPDS) solution is being developed in partnership with Inprocess Technology and Consulting Group, a worldwide leader in MPDS, and Sensia, the leading control system and automation specialist in oil and gas. The MPDS solution will leverage SLB’s leadership in original equipment manufacturing and offshore construction and operations. Moreover, it will exhibit SLB’s expertise and ability to provide an immersive digital twin environment to dynamically simulate operational processes and their control and automation systems, train personnel, and strengthen safety elements at five new floating production, storage, and offloading units to be installed in Búzios Field in the Santos Basin.

•

In Kuwait, Saudi Arabia Chevron (SAC) awarded SLB a two-year software-as-a-service (SaaS) contract for deployment of the Delfi™ digital platform. Delfi digitalizes petrotechnical operations with AI and machine-learning applications running in the high-performance computing environment of the cloud. It will enable SAC to streamline its workflows for exploration, production, engineering, and agile reservoir modeling to lower costs and unlock new levels of efficiency. The contract builds on an existing agreement between SLB and Chevron.

•

CPC Corporation, Taiwan (CPC) has signed a global strategic cooperation framework agreement with SLB to collaborate on digital transformation, including the deployment of a cloud-based cognitive E&P platform; carbon capture, utilization, and sequestration (CCUS); and the assessment of geothermal prospects. These technologies align with Taiwan’s drive towards a 2050 net-zero economy and CPC’s actions in pivoting to a low carbon future. Leveraging the long-term cooperation between the two companies in oil and gas E&P in Taiwan and elsewhere, the expansion of the strategic cooperation will support CPC in accelerating its energy transition pathway.

•

In Pakistan, Mari Petroleum Company Limited signed a contract with SLB for integrated digital drilling services to increase their efficiency in the planning and execution of an upcoming strategic well. The contract will introduce the DrillPlan™ coherent well construction planning solution and the DrillOps™ on-target well delivery solution. The SLB solutions will include integrated well planning, performance monitoring, and predictive analytics in the Delfi digital platform. These SLB digital drilling solutions will enable agile decisions by both headquarters and wellsite operation teams.

•

SLB and the national agency for the valorization of hydrocarbon resources in Algeria (ALNAFT) launched the EXplore ALgeria Today (EXALT) upstream gateway, a fully integrated digital platform developed by SLB that enables seamless global access to a required portfolio of Algerian subsurface data and evergreening products. The multiyear agreement will be enabled by SLB digital subsurface platform and domain expertise. A joint team of ALNAFT and SLB experts will upgrade subsurface understanding with new data to evaluate onshore and offshore hydrocarbon potential for new and existing operators.

•

SLB has entered into a strategic partnership with Cognite to integrate the SLB Enterprise Data Solution for subsurface data with Cognite Data Fusion®, Cognite’s leading open industrial DataOps platform—creating the first offering in the market with access to contextualized operational data in an interoperable platform. Through this partnership, customers can integrate data from reservoirs, wells, and facilities in a single, open platform and leverage embedded AI and advanced analytics tools to optimize production and reduce costs, while decreasing their operational footprint to help achieve sustainability goals.

NEW ENERGY

Customers are increasingly focused on reducing their carbon equivalent emissions throughout the value chain. SLB is applying its scale and expertise to new energy systems, accelerating the path to net zero and beyond. Notable highlights include the following:

•

As part of Chevron Australia’s commitment to exploring carbon capture and storage (CCS) potential in the Carnarvon Basin, offshore Western Australia, SLB will perform a three-dimensional seismic and storage assessment to identify new CCS opportunities in the Barrow and Dampier sub-basins. A global team of multidisciplinary experts will integrate decades of subsurface knowledge to screen and evaluate potential CCS sites at the regional scale.

•

Also in Australia, SLB has supported Mitsui in its CO2 sequestration assessment, which contemplates the injection of up to 50 metric tons of industry grade CO2 into a depleted gas reservoir. SLB has successfully completed phase 1 of the project, which involves flow assurance and engineering. Although detailed engineering for phases 2 and 3 is ongoing, the partners intend to proceed with the activity upon receipt of all necessary regulatory approvals. This will be the first CCS project on land in the Perth Basin, and SLB will support Mitsui in executing the full CCS workflow, including flow assurance, CO2 supply, injection system design, wellsite services, and third-party project management.

•

Eni awarded SLB a contract to supply CO2 injection trees and wellheads for the HyNet Northwest CCS project. The contract includes 14 Cameron tubing spools and trees, three new Cameron wellheads, installation and plug-and-abandon services, and rental tooling. The HyNet project is a significant part of the UK government’s strategy to achieve net zero by 2050. CO2 emissions from the project will be stored for the long term in a depleted field in the East Irish Sea through the repurposing of existing offshore infrastructure.

•

In Malaysia, SLB was awarded a contract by Malaysia Marine and Heavy Engineering Sdn Bhd, for work on the project of PETRONAS, namely its Kasawari CCS project in Block SK316, offshore Sarawak. The scope of work is the design and supply of equipment to treat up to 256.3 MMscfd of inlet gas with 57.9 to 71.7 mol% CO2.The project is expected to reduce CO2 emitted by flaring by 3.3 metric tons of CO2e annually, making it one of the largest offshore CCS projects in the world.

•

In Canada, SLB is providing seismic processing and reservoir modeling software to support a shallow carbon storage project for Carbon Management Canada’s Newell County Facility. Research at the 200-hectare site demonstrates best practices for CO2 storage monitoring protocols and helps governments, industries, and the public understand that CO2 can be stored securely underground. Access to seven years’ worth of operations research and data from the project will enable SLB to validate its CO2 monitoring, modeling, and imaging technologies, expanding its capabilities to deliver CCS solutions at scale.

•

In upstate New York, United States, Cornell University awarded SLB a contract for integrated services to construct and characterize a stratigraphic well on the university campus. The goal of the project is to evaluate the feasibility of sustainably heating the campus with Earth Source Heat. The well was successfully completed with several new technologies suited for the stringent environmental and technical requirements of the project, including, among others, the DrillPlan well construction planning solution, DrillOps well delivery solution, HydraGlyde™ high-performance water-based drilling fluid, and MDT™ modular formation dynamics tester deployed with a new 10K dual-packer system for state-of-the art sampling and characterization. The well was drilled to the target zone with no fluid performance issues and was successfully tested and characterized as per project specifications. This geothermal project is key to Cornell University’s carbon neutrality goal by 2035.

FINANCIAL TABLES

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Three Months
Periods Ended March 31,	2023	2022
Revenue	$7,736	$5,962
Interest & other income, net (1)	92	50
Expenses
Cost of revenue	6,285	5,013
Research & engineering	174	141
General & administrative	91	97
Interest	117	123

Income before taxes (1)	$1,161	$638
Tax expense (1)	217	118

Net income (1)	$944	$520
Net income attributable to noncontrolling interest	10	10

Net income attributable to SLB (1)	$934	$510

Diluted earnings per share of SLB (1)	$0.65	$0.36

Average shares outstanding	1,426	1,412
Average shares outstanding assuming dilution	1,446	1,434

Depreciation & amortization included in expenses (2)	$563	$533

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs, and APS investments.

Condensed Consolidated Balance Sheet

		(Stated in millions)

	Mar. 31,	Dec. 31,
Assets	2023	2022
Current Assets
Cash and short-term investments	$2,504	$2,894
Receivables	7,578	7,032
Inventories	4,286	3,999
Other current assets	1,032	1,078

	15,400	15,003
Investment in affiliated companies	1,554	1,581
Fixed assets	6,691	6,607
Goodwill	13,113	12,982
Intangible assets	3,021	2,992
Other assets	4,076	3,970

	$43,855	$43,135

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$8,700	$9,121
Estimated liability for taxes on income	1,038	1,002
Short-term borrowings and current portion of long-term debt	2,140	1,632
Dividends payable	374	263

	12,252	12,018
Long-term debt	10,698	10,594
Postretirement benefits	168	165
Other liabilities	2,357	2,369

	25,475	25,146
Equity	18,380	17,989

	$43,855	$43,135

Liquidity

			(Stated in millions)
Components of Liquidity	Mar. 31, 2023	Dec. 31, 2022	Mar. 31, 2022
Cash and short-term investments	$2,504	$2,894	$2,649
Short-term borrowings and current portion of long-term debt	(2,140)	(1,632)	(923)
Long-term debt	(10,698)	(10,594)	(13,163)

Net Debt (1)	$(10,334)	$(9,332)	$(11,437)

Details of changes in liquidity follow:

Periods Ended March 31,	Three Months 2023	Three Months 2022
Net income	$944	$520
Charges and credits, net of tax (2)	(28)	(22)

	916	498
Depreciation and amortization (3)	563	533
Stock-based compensation expense	81	89
Change in working capital	(1,230)	(948)
Other	—	(41)

Cash flow from operations	330	131

Capital expenditures	(410)	(304)
APS investments	(133)	(168)
Exploration data capitalized	(52)	(40)

Free cash flow (4)	(265)	(381)

Dividends paid	(249)	(175)
Stock repurchase program	(230)	—
Proceeds from employee stock plans	121	71
Business acquisitions and investments, net of cash acquired plus debt assumed	(244)	—
Proceeds from sale of Liberty shares	137	84
Taxes paid on net settled stock-based compensation awards	(88)	(81)
Other	(84)	(24)

Increase in net debt before impact of changes in foreign exchange rates	(902)	(506)
Impact of changes in foreign exchange rates on net debt	(100)	125

Increase in Net Debt	(1,002)	(381)
Net Debt, beginning of period	(9,332)	(11,056)

Net Debt, end of period	$(10,334)	$(11,437)

(1)

“Net Debt” represents gross debt less cash and short-term investments. Management believes that Net Debt provides useful information regarding the level of SLB’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs, and APS investments.
(4)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and exploration data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of SLB’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this first-quarter 2023 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; SLB net income, excluding charges & credits; effective tax rate, excluding charges & credits; and adjusted EBITDA) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively SLB’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplementary Information” (Question 9).

	(Stated in millions, except per share amounts)

	First Quarter 2023
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$1,161	$217	$10	$934	$0.65
Gain on sale of Liberty shares	(36)	(8)	—	(28)	(0.02)

SLB net income, excluding charges & credits	$1,125	$209	$10	$906	$0.63

	First Quarter 2022
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$638	$118	$10	$510	$0.36
Gain on sale of Liberty shares	(26)	(4)	—	(22)	(0.02)

SLB net income, excluding charges & credits	$612	$114	$10	$488	$0.34

	Fourth Quarter 2022
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$1,347	$264	$18	$1,065	$0.74
Gain on ADC equity investment	(107)	(3)	—	(104)	(0.07)
Gain on sale of Liberty shares	(84)	(19)	—	(65)	(0.05)
Gain on repurchase of bonds	(11)	(2)	—	(9)	(0.01)
Loss on Blue Chip Swap transactions	139	—	—	139	0.10

SLB net income, excluding charges & credits	$1,284	$240	$18	$1,026	$0.71

All Charges & Credits are classified in Interest & other income, net in the Condensed Consolidated Statement of Income.

Divisions

(Stated in millions)
	Three Months Ended
	Mar. 31, 2023		Dec. 31, 2022		Mar. 31, 2022
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$894	$265	$1,012	$382	$857	$292
Reservoir Performance	1,503	242	1,554	282	1,210	160
Well Construction	3,261	672	3,229	679	2,398	388
Production Systems	2,207	205	2,215	238	1,604	114
Eliminations & other	(129)	7	(131)	(24)	(107)	(60)

Pretax segment operating income		1,391		1,557		894
Corporate & other		(169)		(169)		(164)
Interest income(1)		17		14		2
Interest expense(1)		(114)		(118)		(120)
Charges & credits(2)		36		63		26

	$7,736	$1,161	$7,879	$1,347	$5,962	$638

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.

Supplementary Information

Frequently Asked Questions

1)	What is the capital investment guidance for the full-year 2023?

Capital investment (composed of capex, exploration data costs, and APS investments) for the full-year 2023 is still expected to be approximately $2.5 to $2.6 billion. Capital investment for the full-year 2022 was $2.3 billion.

2)	What were cash flow from operations and free cash flow for the first quarter of 2023?

Cash flow from operations for the first quarter of 2023 was $330 million, and free cash flow was negative $265 million.

3)	What was included in “Interest & other income” for the first quarter of 2023?

“Interest & other income” for the first quarter of 2023 was $92 million. This consisted of the following:

(Stated in millions)
Gain on sale of Liberty shares*	36
Interest income	17
Earnings of equity method investments	39

$92

*	Refer to Question 11

4)	How did interest income and interest expense change during the first quarter of 2023?

Interest income of $17 million for the first quarter of 2023 decreased $16 million sequentially. Interest expense of $117 million decreased $4 million sequentially.

5)	What is the difference between SLB’s consolidated income before taxes and pretax segment operating income?

The difference consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the first quarter of 2023?

The ETR for the first quarter of 2023, calculated in accordance with GAAP, was 18.7% as compared to 19.6% for the fourth quarter of 2022. Excluding charges and credits, the ETR for the first quarter of 2023 was 18.6% compared to 18.7% for the fourth quarter of 2022.

7)	How many shares of common stock were outstanding as of March 31, 2023, and how did this change from the end of the previous quarter?

There were 1.425 billion shares of common stock outstanding as of March 31, 2023, and 1.420 billion shares outstanding as of December 31, 2022.

(Stated in millions)
Shares outstanding at December 31, 2022	1,420
Shares issued under employee stock purchase plan	3
Shares issued to optionees, less shares exchanged	1
Vesting of restricted stock	5
Stock repurchase program	(4)

Shares outstanding at March 31, 2023	1,425

8)

What was the weighted average number of shares outstanding during the first quarter of 2023 and fourth quarter of 2022? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.426 billion during the first quarter of 2023 and 1.420 billion during the fourth quarter of 2022. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

		(Stated in millions)
	First Quarter 2023	Fourth Quarter 2022
Weighted average shares outstanding	1,426	1,420
Unvested restricted stock	18	20
Assumed exercise of stock options	2	2

Average shares outstanding, assuming dilution	1,446	1,442

9)	What was SLB’s adjusted EBITDA in the first quarter of 2023, the fourth quarter of 2022, and the first quarter of 2022?

SLB’s adjusted EBITDA was $1.788 billion in the first quarter of 2023, $1.921 billion in the fourth quarter of 2022, and $1.254 billion in the first quarter of 2022, and was calculated as follows:

	(Stated in millions)
	First Quarter 2023	Fourth Quarter 2022	First Quarter 2022
Net income attributable to SLB	$934	$1,065	$510
Net income attributable to noncontrolling interests	10	18	10
Tax expense	217	264	118

Income before taxes	$1,161	$1,347	$638
Charges & credits	(36)	(63)	(26)
Depreciation and amortization	563	549	533
Interest expense	117	121	123
Interest income	(17)	(33)	(14)

Adjusted EBITDA	$1,788	$1,921	$1,254

Adjusted EBITDA represents income before taxes, excluding charges & credits, depreciation and amortization, interest expense, and interest income. Management believes that adjusted EBITDA is an important profitability measure for SLB and that it allows investors and management to more efficiently evaluate SLB’s operations period over period and to identify operating trends that could otherwise be masked. Adjusted EBITDA is also used by management as a performance measure in determining certain incentive compensation. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

10)	What were the components of depreciation and amortization expense for the first quarter of 2023, the fourth quarter of 2022, and the first quarter of 2022?

The components of depreciation and amortization expense for the first quarter of 2023, the fourth quarter of 2022, and the first quarter of 2022 were as follows:

	(Stated in millions)
	First Quarter 2023	Fourth Quarter 2022	First Quarter 2022
Depreciation of fixed assets	$347	$347	$338
Amortization of intangible assets	76	75	75
Amortization of APS investments	91	102	83
Amortization of exploration data costs capitalized	49	25	37

	$563	$549	$533

11)	What does the pretax credit of $36 million recorded during the first quarter of 2023 relate to?

During the first quarter of 2023, SLB sold all of its remaining approximately 9 million shares in Liberty and received net proceeds of $137 million. This gain is classified in Interest & other income in the Consolidated Statement of Income. As of March 31, 2023, SLB no longer had an equity interest in Liberty.

About SLB

SLB (NYSE: SLB) is a global technology company driving energy innovation for a balanced planet. With a global presence in more than 100 countries and employees representing almost twice as many nationalities, we work each day on innovating oil and gas, delivering digital at scale, decarbonizing industries, and developing and scaling new energy systems that accelerate the energy transition. Find out more at slb.com.

Conference Call Information

SLB will hold a conference call to discuss the earnings press release and business outlook on Friday, April 21, 2023. The call is scheduled to begin at 9:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 8858313. At the conclusion of the conference call, an audio replay will be available until May 21, 2023, by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 1502942. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same website until May 21, 2023.

Investor Relations Contacts:

Ndubuisi Maduemezia – Vice President of Investor Relations

Joy V. Domingo – Director of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

Media Contacts:

Josh Byerly – Vice President of Communications

Moira Duff – Director of External Communications

Office +1 (713) 375-3407

media@slb.com

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This first-quarter 2023 earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “outlook,” “expectations,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “scheduled,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; growth for SLB as a whole and for each of its Divisions (and for specified business lines, geographic areas, or technologies within each Division); oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by SLB and the oil and gas industry; our business strategies, including digital and “fit for basin,” as well as the strategies of our customers; our APS projects, joint ventures, and other alliances; our response to the COVID-19 pandemic and our preparedness for other widespread health emergencies; the impact of the ongoing conflict in Ukraine on global energy supply; access to raw materials; future global economic and geopolitical conditions; future liquidity, including free cash flow; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic and geopolitical conditions; changes in exploration and production spending by our customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers and suppliers; the inability to achieve its financial and performance targets and other forecasts and expectations; the inability to achieve our net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; the ongoing conflict in Ukraine; foreign currency risk; inflation; changes in monetary policy by governments; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in our supply chain; production declines; the extent of future charges; the inability to recognize efficiencies and other intended benefits from our business strategies and initiatives, such as digital or SLB New Energy; as well as our cost reduction strategies; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this press release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this press release are made as of the date of this release, and SLB disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

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